Exhibit 99.1

Annexon Announces $130 Million Private Placement Financing

BRISBANE, Calif., July 8, 2022 –– Annexon, Inc. (Nasdaq: ANNX), a clinical-stage biopharmaceutical company developing a new class of complement medicines for patients with classical complement-mediated autoimmune, neurodegenerative and ophthalmic disorders, today announced that it has entered into a securities purchase agreement for a private placement that is expected to result in gross proceeds of approximately $130 million, before deducting placement agent fees and other expenses. The private placement was led by Redmile Group, LLC, with participation by Adage Capital Partners LP, Bain Capital Life Sciences, Driehaus Capital Management, Fairmount, Satter Medical Technology Partners and Venrock Healthcare Capital Partners.

In the private placement, Annexon is selling 9,013,834 shares of common stock, pre-funded warrants to purchase up to 24,696,206 shares of common stock and accompanying warrants to purchase up to 8,427,508 shares of common stock, at a combined price of $3.871250 per share of common stock and accompanying common warrant and $3.870250 per pre-funded warrant and accompanying common warrant. Each pre-funded warrant will have an exercise price of $0.001 per share of common stock, will be exercisable immediately and will be exercisable until exercised in full. The accompanying common warrants will have an exercise price of $5.806875 per share of common stock, will be immediately exercisable and expire on June 30, 2025. The private placement is expected to close on July 11, 2022, subject to the satisfaction of customary closing conditions. The private placement is being conducted in accordance with applicable Nasdaq rules and was priced to satisfy the “Minimum Price” requirement (as defined in the Nasdaq rules).

Jefferies and Cowen are acting as joint placement agents for the private placement.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Annexon has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the pre-funded warrants and the common warrants issued in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Annexon

Annexon (Nasdaq: ANNX) is a clinical-stage biopharmaceutical company that aims to bring game-changing medicines to patients with classical complement-mediated diseases of the body, brain and eye. The classical complement cascade is a seminal pathway within the immune system that anchors and drives a host of autoimmune, neurodegenerative and ophthalmic diseases. Annexon is advancing a new class of complement medicines targeting the early classical cascade and all downstream pathway components that contribute to disease, while selectively preserving the beneficial immune functions of other complement pathways. Annexon is rigorously developing a pipeline of diversified product candidates across multiple mid- to late-stage clinical trials, with clinical data anticipated throughout 2022 and 2023.

Investor Contact:

Monique Allaire

THRUST Strategic Communications

monique@thrustsc.com

Media Contact:

Sheryl Seapy

Real Chemistry

949-903-4750

sseapy@realchemistry.com